Exhibit 99.1

    PlanVista Reports Results for 2nd Quarter Ended June 30, 2003;
                 Company Also Announces New Business

    TAMPA, Fla.--(BUSINESS WIRE)--Aug. 12, 2003--PlanVista Corporation (OTCBB:PVST), which provides medical cost containment and business outsourcing solutions to the medical insurance and managed care industries, today reported net income of $0.5 million for the quarter ended June 30, 2003, including a previously-announced after-tax expense of $0.7 million for costs related to a transaction with ProxyMed, Inc. and severance pay, compared to net income of $1.2 million during the same period in 2002. Adjusted for the ProxyMed expense and severance pay, net income for the quarter ended June 30, 2003 would have been $1.2 million.

    Financial Results

    The Company reported operating revenue of $7.9 million for the second quarter, compared to $8.5 million for the same period in 2002. Income before income taxes totaled $0.8 million in the second quarter of 2003, compared to $1.5 million for the second quarter of 2002. For the quarter ended June 30, 2003, net income totaled $0.5 million ($0.03 per diluted common share), compared to $1.2 million ($0.07 per diluted common share) during the second quarter of 2002. The Company's EBITDA(i) (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization) for the second quarter of 2003 was $1.6 million ($2.6 million excluding the ProxyMed expenses and severance pay referenced above), compared to $2.8 million for the same period in 2002 and $2.7 million during the first quarter of 2003.
    For the six months ended June 30, 2003, the Company reported operating revenue of $15.9 million, compared to $16.4 million for the same period in 2002. Income before income taxes totaled $2.6 million for the six months ended June 30, 2003, compared to $1.2 million for the same period in 2002. For the six months ended June 30, 2003, net income totaled $2.0 million ($0.11 per diluted common share), compared to $1.8 million ($0.11 per diluted common share) for the 2002 period. The Company's EBITDA(i) (as defined above) for the first six months of 2003 was $4.3 million ($5.2 million excluding the ProxyMed expenses and severance pay referenced above), compared to $5.3 million for the same period in 2002.
    The 2003 results include previously-announced pre-tax expenses totaling $1.0 million taken in the second quarter of 2003, which relate to the agreement with ProxyMed ($0.9 million) and severance pay ($0.1 million). The amount relating to ProxyMed includes a non-cash expense of $0.5 million for a warrant issued to ProxyMed that will allow for the purchase of 15% of the Company's common stock for $1.95 per share if exercised, as well as cash payments totaling $0.4 million over the first six months of the agreement for exclusivity and for various data services.
    "While we are disappointed with the absence of growth in revenues compared to the prior year, we are pleased that the level of sales is relatively stable as we continue our efforts to improve our balance sheet and capital structure," said Phillip S. Dingle, PlanVista's Chairman and Chief Executive Officer. "We continue to believe we are better positioned to penetrate the payer market, because of our continued enhancement of our core and new business products and the support of our new financial partners. Our expected new revenue of up to $5 million from new business since March 2003 reflects that positioning. In addition, we are excited about the potential new business from our relationship with ProxyMed. ProxyMed is the second largest healthcare transaction processing business in the United States. Our out-of-network claims repricing services have been packaged with ProxyMed's core transaction processing business, and we believe that ProxyMed's customers will be receptive to this value-added product offering."

    Business Highlights

    The Company announced that since March 2003, it has sold new business which is expected to contribute up to $5.0 million in revenue in 2003. The new customers include American Republic Insurance Company, HealthScope Benefits, National Rural Electric Cooperative Association, and other national customers.
    Under the terms of the new arrangements, which have effective start dates between March and September 2003, PlanVista has established network access and is delivering medical claim repricing solutions utilizing the Company's own internally-developed EDI and internet claim repricing systems. By processing medical claims electronically, PlanVista is able to enhance the repricing accuracy, speed, and claim turnaround time for the payer.
    According to PlanVista President and Chief Operating Officer Jeffrey L. Markle: "We are pleased to welcome these significant payers to PlanVista. Being chosen in a competitive process reinforces the value that our customers place in our network access, repricing technology, and medical claim cost containment services."
    Markle continued, "Since our March 2003 announcement regarding Commonwealth Associates' investment in PlanVista, we have seen a renewed payer confidence in our products, services, and long-term growth strategy."
    The Company's preferred provider network business sold and implemented 11 new payers in the second quarter resulting in new business revenues of $0.5 million during the quarter. The increase in operating revenue from new business, compared to the second quarter of 2002, was offset by a decrease in operating revenue due to the departure of customers that are no longer in business, a reduction in utilization of our services by other customers, and a lower percentage of high-dollar claims.
    The Company's other cost containment products, which generated revenues of $1.8 million in fiscal year 2002 and include business process outsourcing products PayerServ and PlanServ, as well as bill negotiation, accelerated funding, and other services, generated revenues of $0.7 million and $1.6 million in the three and six months ended June 30, 2003, respectively, compared to $0.1 million and $0.6 million during the same periods in 2002, respectively. These revenues represented 10.1% of the Company's operating revenue in the first six months of 2003.
    The Company's ClaimPassXL(R) internet repricing system generated $2.6 million in revenue in the second quarter of 2003, or 33.0% of the Company's operating revenue for the quarter, compared to $2.4 million during the second quarter of 2002. The Company processed 145,000 medical claims via the Internet in the second quarter, compared to 146,000 claims during the same period in 2002. In total, the Company processed 929,000 medical claims in the second quarter, compared to 921,000 claims during the same period in 2002.
    Dingle concluded: "We are pleased with our business prospects and growth opportunities, particularly with the potential prospects generated by our joint sales and marketing efforts with ProxyMed, which have been encouraging to date. Accordingly, we remain confident of meeting the previously-announced revenue estimates of between $34 million and $36 million for 2003. Further, we are continuing to explore alternatives, including the possible sale of equity securities, to refinance our debt, reduce our obligations, recapitalize the Company, and provide additional liquidity. As these activities progress, we hope to resolve the uncertainties surrounding the number of fully diluted shares outstanding, which relate primarily to our convertible preferred stock and pro forma ownership of the Company, and place our Company in a better position to grow."

    Preferred Stock Accretion

    In connection with our April 12, 2002 debt restructuring, the Company was required to adopt the accounting principles prescribed by Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"). In accordance with the accounting requirements of EITF 00-27, to date the Company has reflected approximately $78.6 million as an increase to the carrying value of its Series C Convertible Preferred Stock with a comparable reduction to its additional paid-in capital. The amount accreted to the convertible preferred stock is calculated based on (a) the difference between the closing price of the Company's common stock on April 12, 2002 and the conversion price per share available to the holders of the convertible preferred stock, multiplied by (b) our estimate of the number of shares of common stock that will be issued if or when the convertible preferred stock is converted. This amount is accreted through October 12, 2003, the contractual life of the convertible preferred stock. This non-cash transaction does not affect the Company's net income or its total stockholders' equity but does reduce the net income deemed available to common stockholders for reporting purposes. Net income deemed available to common stockholders is further reduced by dividends paid on the convertible preferred stock. As a result of the dividends and accretion on the convertible preferred stock, net loss deemed available to common stockholders per diluted share was $(0.99) and $(0.78) for the three months ended June 30, 2003 and 2002, respectively, and $(1.92) and $(0.77) for the six months ended June 30, 2003 and 2002, respectively.

(i) EBITDA is a metric that Company management believes is a meaningful measure of operating performance. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles.

    PlanVista Solutions provides medical cost containment and business process outsourcing solutions to the medical insurance and managed care industries. Specifically, we provide integrated national preferred provider organization network access, electronic claims repricing, and network and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. We also provide network and data management services to health care providers, such as individual providers and provider networks. Visit the Company's website at http://www.planvista.com.

    Caution Concerning Forward-Looking Statements:

    This press release, particularly the statements made by Mr. Dingle and Mr. Markle, includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our new products and services; our ability to maintain our current provider network arrangements; our ability to manage costs and comply with the terms of our senior credit facility; our ability to reduce and restructure debt; and our ability to maintain and update our information technology. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company's chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations.





                         PLANVISTA CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (in thousands except per share data)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------- ------------------
                                 2003      2002      2003      2002
                                -------- --------- --------- ---------

Operating revenues               $7,879    $8,474   $15,934   $16,422
                                -------- --------- --------- ---------
Cost of operating revenue:
  Personnel expense               2,239     2,170     4,492     4,421
  Network access fees             1,428     1,417     2,923     2,715
  Other                           1,389     1,410     2,509     2,862
  Depreciation                      135       134       270       247
  Cost related to ProxyMed
   agreement                        846         -       846         -
                                 ------- --------- --------- ---------
     Total cost of operating
      revenue                     6,037     5,131    11,040    10,245
Bad debt expense                    362       631       892     1,169
Interest expense                    679     1,237     1,387     3,795
                                 ------- --------- --------- ---------
    Total expenses                7,078     6,999    13,319    15,209
                                 ------- --------- --------- ---------

Income before provision
 (benefit) for income taxes         801     1,475     2,615     1,213
Provision (benefit) for income
 taxes                              324       322       654      (609)
                                 ------- --------- --------- ---------
Net income                          477     1,153     1,961     1,822

Preferred stock accretion and
 preferred stock dividend       (17,187)  (14,115)  (34,135)  (14,115)
                               --------- --------- --------- ---------
Loss applicable to common
 stockholders                  $(16,710) $(12,962) $(32,174) $(12,293)
                               ========= ========= ========= =========

Basic and diluted income (loss)
 per share applicable
 to common stockholders:
  Income from continuing
   operations                     $0.03     $0.07     $0.11     $0.11
  Preferred stock accretion and
   preferred stock dividend       (1.03)    (0.85)    (2.03)    (0.88)
                                 ------- --------- --------- ---------
  Loss applicable to common
   stockholders                  $(1.00)   $(0.78)   $(1.92)   $(0.77)
                                 ======= ========= ========= =========
Basic and diluted weighted
 average number of shares
 outstanding                      16,787    16,585    16,780    16,056
                                 ======= ========= ========= =========

EBITDA (1)                      $ 1,615    $2,846    $4,272    $5,255
                                 ======= ========= ========= =========

(1) EBITDA is a metric that management believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, management utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles ("GAAP").

Reconciliation to net income, a corresponding measure under GAAP, is as follows:

EBITDA                            $1,615    $2,846    $4,272    $5,255
  Deduct:
    Depreciation                   (135)     (134)     (270)     (247)
    Interest expense               (679)   (1,237)   (1,387)   (3,795)
    (Provision) benefit for
     income taxes                  (324)     (322)     (654)      609
                                  ------   -------   -------   -------
Net income                          $477    $1,153    $1,961    $1,822
                                  ======   =======   =======   =======


                         PLANVISTA CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                 June 30,   Dec. 31,
                                                   2003       2002
                                                ----------- ---------
                                                (unaudited)

                               ASSETS
Current assets:
  Cash and cash equivalents                         $2,711    $1,198
  Accounts receivable                                7,812     7,989
  Prepaid expenses and other current assets            528       174
  Refundable income taxes                                -     1,600
                                                ----------- ---------
          Total current assets                      11,051    10,961
Property and equipment                               1,472     1,541
Other assets                                         1,006       678
Goodwill                                            29,405    29,405
                                                ----------- ---------
          Total assets                             $42,934   $42,585
                                                =========== =========

                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                  $2,514    $2,903
  Accrued liabilities                                4,669     5,574
  Income taxes payable                                 350         -
  Deferred revenue                                     950       950
  Current portion of long-term debt                 38,489       356
                                                ----------- ---------
          Total current liabilities                 46,972     9,783
Long-term debt, less current portion                 5,980    45,188
Other long-term liabilities                            899     1,003
                                                ----------- ---------
          Total liabilities                         53,851    55,974
                                                ----------- ---------

Common stock with make-whole provisions              5,000     5,000

Common stockholders' deficit:
  Series C convertible preferred stock             111,352    77,217
  Common stock                                         168       168
  Additional paid-in capital                        11,969    45,593
  Treasury stock                                       (38)      (38)
  Accumulated deficit                             (139,368) (141,329)
                                                ----------- ---------
          Total stockholders' deficit              (15,917)  (18,389)
                                                ----------- ---------
          Total liabilities and stockholders'
           deficit                                 $42,934   $42,585
                                                =========== =========


                         PLANVISTA CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (unaudited)
                            (in thousands)


                                                    Six Months Ended
                                                        June 30,
                                                   -------------------
                                                     2003      2002
                                                   ---------  --------

Cash flows from operating activities:
  Net income                                         $1,961    $1,822
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                       270       247
     Bad debt                                           892     1,169
     Non-cash interest expense                            -       738
     Warrants issued in connection with ProxyMed
      agreement                                         496         -
     Warrants issued to consultants                      15         -
     Restructuring costs                                  -      (127)
   Changes in assets and liabilities:
     Accounts receivable                               (715)   (2,678)
     Income taxes                                     1,950      (370)
     Prepaid expenses and other current assets         (354)     (773)
     Other assets                                      (328)      (42)
     Accounts payable                                  (391)      944
     Accrued liabilities                               (407)     (692)
     Other long-term liabilities                       (104)      (18)
                                                   ---------  --------
          Net cash provided by operating
           activities                                 3,285       220
                                                   ---------  --------

Cash flows from investing activities:
  Purchases of property and equipment                  (200)     (256)
                                                   ---------  --------
          Net cash used in investing activities        (200)     (256)
                                                   ---------  --------

Cash flows from financing activities:
  Capital lease and debt payment                     (1,572)     (146)
  Proceeds from common stock issued                       -        25
                                                   ---------  --------
          Net cash used in financing activities      (1,572)     (121)
                                                   ---------  --------
Net increase (decrease) in cash and cash
 equivalents                                          1,513      (157)
Cash and cash equivalents at beginning of period      1,198       395
                                                   ---------  --------
Cash and cash equivalents at end of period           $2,711      $238
                                                   =========  ========


    CONTACT: PlanVista Corporation, Tampa
             Bennett Marks, 813/353-2340